Exhibit 99.1

BG Medicine Reports 2013 First Quarter Financial Results

Abbott and bioMérieux Obtain CE Mark and Launch Galectin-3 tests in EU

BGM Galectin-3 Revenues Coupled with Operational Discipline Drive Improved Financial Results

•	Q1 BGM Galectin-3 test revenues grow 97% from Q1 2012

•	Abbott obtains CE mark and launches ARCHITECT Galectin-3 assay in Europe

•	bioMérieux obtains CE mark and launches VIDAS Galectin-3 test assay in Europe

•	Trenton Health Team adopts BGM Galectin-3 test

•	Six sales representatives added to support BGM Galectin-3 test hospital readmissions campaign

•	Successful completion of routine FDA audit

•	Term Loan Amended

Waltham, Mass., May 9, 2013 – BG Medicine, Inc. (NASDAQ: BGMD), a diagnostics company focused on the development and commercialization of novel cardiovascular tests, today reported financial results for the first quarter of 2013 and provided an update on its progress in expanding the commercial adoption of its innovative diagnostic tests for cardiovascular disease.

Product revenue from the BGM Galectin-3® test was $0.8 million in the first quarter of 2013, compared to $0.4 million in the same period of 2012. Total revenues increased to $0.9 million in the first quarter of 2013 compared to $0.5 million in the same period of 2012. Product margin was 66% in the first quarter of 2013, up from 65% in the first quarter of 2012.

Net loss for the quarter was $5.4 million compared with a loss of $7.7 million in the first quarter of 2012. The $2.3 million year over year decrease results primarily from lower operating expenses in research and development and sales and marketing. Basic and diluted net loss per share attributable to common shareholders was $0.21 in the first quarter of 2013, compared with basic and diluted net loss per share of $0.38 for the same period of 2012.

Operating cash burn decreased by $1.5 million in the first quarter of 2013 to $4.2 million compared to the same period in 2012. At March 31, 2013, the Company had cash and cash equivalents totaling approximately $21.4 million and common shares outstanding of 27.6 million.

“In the first quarter we demonstrated the potential of our new commercial strategy to drive revenue growth and improve bottom line performance,” said Eric Bouvier, President and Chief Executive Officer of BG Medicine. “Product sales increased compared with the same quarter a year ago, while we managed expenses tightly and continued to invest in activities that will drive sales sustainably over the long-term. We are encouraged by these results and believe they provide an early validation of the direction we are heading.”

Recent Business Highlights

As previously announced in April 2013, Abbott announced the CE Marking for the ARCHITECT® Galectin-3 assay and its availability in several European countries. Abbott is offering the ARCHITECT® Galectin-3 assay through its ARCHITECT® System. Earlier in 2013, bioMérieux announced the CE Marking for its VIDAS® Gal-3 test and launched it in several European countries as well. bioMérieux is offering the VIDAS® Gal-3 test through its VIDAS® immunoassay platform.

In May 2013, the Trenton Health Team (THT) announced that it has adopted the BGM Galectin-3® test throughout their organization to identify patients at near term risk of rehospitalization due to heart failure. THT is a community health improvement collaborative that serves Trenton, New Jersey and is developing one of the first CMS-approved accountable care organizations in the United States.

In April 2013, the Company underwent a routine quality system inspection by the U.S. Food and Drug Administration (FDA). The inspection included, but was not limited to, review of manufacturing, design and training records. The FDA’s inspection was successfully closed with no observations.

In May 2013, the Company amended its term loan facility to allow for a three month deferral of principal amortization beginning May 1, 2013 and to allow for up to an additional three months of deferral based on meeting minimum liquidity requirements, as defined in the amendment.

“We and our partners made progress in the first quarter in advancing the key growth drivers of our galectin-3 testing business in Europe and the United States,” Bouvier continued. “In 2013, Abbott and bioMérieux each obtained a CE Mark to offer automated versions of the BGM Galectin-3 test through their extensive installed base of European providers. In the US, we successfully hired, trained and activated a new six-person sales force to replace the smaller, education-focused team that initially supported the BGM Galectin-3 test. Our new sales team is now in the field, driving a disciplined message about the critical role that galectin-3 testing can play in combating unplanned hospital readmissions in heart failure.”

2013 Outlook

“Looking ahead to the remainder of 2013, we believe we are well-positioned to further grow BGM Galectin-3 test revenues based on the continued expansion of our reference lab providers, our sales force building momentum in the U.S. hospital readmissions market and the anticipated commercial progress of our partners for the automated versions of the galectin-3 test, bioMérieux and Abbott, in Europe and in the U.S” Bouvier continued. “With respect to our second product, we continue to expect to launch the CardioSCORE test in Europe during the first half of 2013 through specialty lab partners, and expect to complete the medical review of data from the BioImage study, which will then guide our regulatory and commercial strategy for CardioSCORE in the U.S.”

Conference call and web cast

The Company will host a conference call and webcast beginning at 8:30 am Eastern Time today, May 9, 2013. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com. The call will be archived and accessible on the Web site for approximately 30 days. Listeners are encouraged to login at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (Nasdaq:BGMD) is a diagnostics company focused on the development and commercialization of novel cardiovascular tests to address significant unmet medical needs, improve patient outcomes and reduce healthcare costs. The Company has two products: the BGM Galectin-3® test for use in patients with chronic heart failure is available in the United States and Europe; and the CardioSCORE™ test for the risk prediction of major cardiovascular events is expected to be launched in Europe in the first half of 2013. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com.

The BG Medicine Inc. logo is available for download here

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: our expectations regarding our revised commercial strategy and its effect on our performance; our progress in advancing growth of our galectin-3 testing business in Europe and the United States; our expectations regarding sales of automated versions of our galectin-3 test by our partners in Europe; our expectations regarding the effectiveness of our sales force; our expectations regarding the ability for galectin-3 testing to combat unplanned hospital readmissions; our expectations for our business operations and outlook; our beliefs regarding the importance of our galectin-3 test to heart failure patients; and our expectations regarding the timing of the launch of CardioSCORE in Europe. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our history of operating losses; our ability to generate sufficient product revenue to sustain our commercial diagnostics business; our estimates of future performance, including the expected timing of the launch of our products; our expectations regarding the impact on our galectin-3 test sales as a result of focusing our sales efforts on the hospital readmissions problem and associated penalties facing our clients; our ability to conduct the clinical studies required for regulatory clearance or approval and to demonstrate the clinical benefits and cost-effectiveness to support commercial acceptance of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our products; the potential benefits of our products over current medical practices or other diagnostics; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products; willingness of third-party payors to reimburse for the cost of our tests at prices that allow us to generate sufficient profit margins; our reliance on third parties to develop and distribute our products, including our ability to enter into collaboration agreements with respect to our products and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the expected timing, progress or success of our research and development and commercialization efforts; our ability to successfully obtain sufficient supplies of samples for our biomarker discovery and development efforts; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing; our ability to recruit, hire and retain qualified personnel; and the limited public float and trading volume for our common stock and volatility in our stock price; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

Media Contacts:

For BG-Medicine: Chris Erdman, MacDougall Biomedical Communications, (781) 235-3060

BG-Medicine Investor Inquiries:

Chuck Abdalian, EVP & Chief Financial Officer, (781) 434-0210

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2013	2012
	(in thousands, except share and per share data)
	(unaudited)

Revenues:
Product revenue	$820	$416
Service revenue	68	64

Total revenues	888	480

Costs and operating Expenses (1):
Product costs	280	147
Service costs	68	64
Research and development	1,376	2,980
Selling and marketing	2,144	2,904
General and administrative	1,821	1,885

Total costs and operating expenses	5,689	7,980

Loss from operations	(4,801)	(7,500)

Non-cash consideration associated with stock purchase agreement	(329)	—
Interest income	4	—
Interest expense	(289)	(153)
Other income (expense)	3	(10)

Net loss	$(5,412)	$(7,663)

Net loss attributable to common stockholders per share - basic and diluted	$(0.21)	$(0.38)

Weighted-average common shares outstanding used in computing per share amounts - basic and diluted	25,318,606	19,977,632

(1)	Included in operating expense for the three months ended March 31, 2013 were non-cash charges of $735,000 including $355,000 of stock-based compensation expense, $329,000 of noncash consideration associated with the common stock purchase agreement and $63,000 of depreciation and amortization expenses, compared with non-cash charges for the same period in 2012 of $884,000 including $777,000 of stock-based compensation expense and $77,000 of depreciation and amortization expenses.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	As of March 31, 2013	As of December 31, 2012
	(in thousands)
	(unaudited)

Assets
Current assets
Cash and cash equivalents	$21,096	$12,786
Restricted cash	322	390
Accounts receivable	299	395
Inventory	410	447
Prepaid expenses and other current assets	806	558

Total current assets	22,933	14,576

Property and equipment, net	130	197
Intangible assets, net	351	372
Deposits and other assets	78	96

Total assets	$23,492	$15,241

Liabilities and Stockholders’ Equity
Current liabilities
Term loan, current portion	$3,922	$3,245
Accounts payable	1,357	1,110
Accrued expenses	3,867	3,549
Deferred revenue and customer deposits	345	411

Total current liabilities	9,491	8,315

Term loan, net of current portion	5,619	6,612
Other liability	3	5
Stockholders’ equity	8,379	309

Total liabilities and stockholders’ equity	$23,492	$15,241

The condensed consolidated balance sheet at December 31, 2012 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K from the fiscal year ended December 31, 2012.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2013	2012
	(in thousands)
	(unaudited)

Net cash flows from operating activities	(4,235)	(5,722)

Net cash flows from investing activities	80	(82)

Net cash flows from financing activities (1)	12,465	9,882

Net increase in cash and cash equivalents	8,310	4,078

Cash and cash equivalents, beginning of period	12,786	23,874

Cash and cash equivalents, end of period	$21,096	$27,952

(1)	For the three months ended March 31, 2013, cash flows provided by financing activities include proceeds from the $13.8 million follow-on public offering. For the three months ended March 31, 2012, cash flows provided by financing activities include proceeds from the $10.0 million term loan.